Exhibit 10.2

KEYCORP

Executive Officer Grants

(Award Of Performance-Based Restricted Stock, Cash Performance Shares and
Stock Performance Shares)

«Name»

     By action of the Compensation Committee (the “Committee”) of the Board of Directors of KeyCorp, taken pursuant to the KeyCorp 2004 Equity Compensation Plan (the “Plan”), and subject to the terms and conditions of the Plan, you have been awarded «Stock» shares of Restricted Stock subject to vesting upon the achievement of specified performance criteria (the “Performance-Based Restricted Stock”), «Stock» Performance Shares payable in cash, subject to vesting upon the achievement of specified performance criteria (the “Cash Performance Shares”) and «Stock» Performance Shares payable in Common Shares and cash, subject to vesting upon the achievement of specified performance criteria (the “Stock Performance Shares”), as described below. The Performance-Based Restricted Stock, the Cash Performance Shares and the Stock Performance Shares shall be referred to herein collectively as the “Awarded Shares”. Unless otherwise indicated, the capitalized terms used herein and in the attached Acceptance of Grant Agreement (the “Agreement”) shall have the same meaning as set forth in the Plan.

1.	Date of Grant. The effective date of grant for the award of the Awarded Shares shall be February 15, 2005 (the “date of grant”).

2.	Vesting of the Awarded Shares.

(a)	In General. Your right to receive the Awarded Shares shall be determined on the basis of KeyCorp’s Earnings per Share, Economic Profit Added and Return on Equity (as defined in Appendix C to the resolutions of the Committee adopted on March 17, 2005 approving the performance goals for the Awarded Shares (the “Resolutions”)) during the period of January 1, 2005 through December 31, 2007 (the “Performance Period”). You are able to earn up to 100% of the Performance-Based Restricted Stock and Cash Performance Shares if the applicable targeted level of performance is met or exceeded and up to 100% of the Stock Performance Shares if the applicable maximum level of performance is met or exceeded.

(b)	Vesting of Performance-Based Restricted Stock. The Common Shares subject to this grant of Performance-Based Restricted Stock may not be sold, transferred, otherwise disposed of, pledged or otherwise hypothecated until February 15, 2008, but only if (A) you have been in the continuous employ of KeyCorp or a Subsidiary through such date and (B) the Committee shall determine that the

Performance-Based Restricted Stock has been earned as set forth on Appendix C to the Resolutions.

(c)	Vesting of Performance Shares. The Cash Performance Shares and Stock Performance Shares granted hereunder shall be vested on February 15, 2008, but only if (A) you have been in the continuous employ of KeyCorp or a Subsidiary through such date and (B) the Committee shall determine that the Cash Performance Shares and Stock Performance Shares have been earned as set forth on Appendix C to the Resolutions.

(d)	Determination by Committee. The amount of the Awarded Shares that will become vested and the level of attainment of the applicable performance goals set forth on Appendix C to the Resolutions shall be determined by the Committee as soon as practicable after the receipt of the audited financial statements for KeyCorp relating to the last year of the Performance Period, but in no event later than two and one-half months after the close of the last year of the Performance Period.

(e)	Transfers Void. Any purported transfer or encumbrance of the Awarded Shares prior to the time that they have vested shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Common Shares underlying the Awarded Shares.

3.	Payment of Performance Shares. Payment of any earned Cash Performance Shares shall be made in the form of cash and payment of any earned Stock Performance Shares shall be made one-half in the form of Common Shares and one-half in the form of cash. Payment shall occur as soon as practicable after the receipt of the audited financial statements for KeyCorp relating to the last year of the Performance Period, but in no event later than two and one-half months after the close of the last year of the Performance Period. To the extent an award is payable in cash, each Cash Performance Share and Stock Performance Share shall have a value equal to the Fair Market Value (as defined in subsection 2.16 of the Plan) of one Common Share on the date of vesting of the Cash Performance Share and/or Stock Performance Share.

4.	Death; Disability; Retirement at or after Age 65. If you shall die or become Disabled or if you shall retire at age 65 or older prior to the vesting of the Awarded Shares, then a pro rata number of the shares of Awarded Shares actually earned as provided on Appendix C to the Resolutions shall be retained by you or your estate and become freely transferable or entitle you to the payment described in paragraph 3, as the case may be, following the determination of the attainment of the performance goals upon conclusion of the Performance Period, but the remainder shall immediately be forfeited.

5.	Retirement between ages 55 and 65. The Awarded Shares shall immediately be forfeited if you retire between the ages of 55 and 65 prior to the vesting of the Awarded Shares; provided, however, that the Committee may in its sole discretion determine that a pro rata number of the Awarded Shares shall be retained by or issued to you and become freely transferable or entitle you to the payment described in paragraph 3, as the case may be, following the determination of the attainment of the performance goals upon conclusion of the Performance Period but that the remainder shall immediately be forfeited.

6.	Pro-Ration. For purposes of this Agreement the pro rata number of Awarded Shares granted to you shall be based on a fraction the numerator of which is the number of months beginning in February, 2005 that are completed prior to your change of status and the denominator of which is 36.

7.	Forfeiture. The Awarded Shares shall be immediately forfeited if your employment with KeyCorp or any Subsidiary terminates prior to the vesting of the Awarded Shares as set forth in paragraph 2 unless your employment terminates because of death, Disability or retirement at or after age 65 (in which case the specific provisions of paragraph 4 shall apply); provided, however, that the Committee may in its sole discretion determine that a pro rata number of the Awarded Shares shall be retained by you and become freely transferable or entitle you to the payment described in paragraph 3, as the case may be, following the determination of the attainment of the performance goals upon conclusion of the Performance Period but that the remainder shall immediately be forfeited.

8.	KeyCorp Stock Ownership Guidelines. If you have not met KeyCorp’s Stock Ownership Guidelines when the Performance-Based Restricted Stock or Stock Performance Shares vest as set forth in paragraph 2, you may not sell or otherwise transfer the Performance-Based Restricted Stock or the Stock Performance Shares payable in Common Shares until and unless you meet the Stock Ownership Guidelines or terminate your employment with KeyCorp or a Subsidiary; provided, however, that notwithstanding the foregoing you shall be permitted to sell the number of shares necessary to satisfy any withholding tax obligation that may arise in connection with the vesting of the Performance-Based Restricted Stock and Stock Performance Shares even if you have not met the Stock Ownership Guidelines.

9.	Deferral.

(a)	If you are eligible to participate in the KeyCorp Deferred Compensation Plan (“Deferred Plan”) on the date of election, you may elect to exchange the Performance-Based Restricted Stock or the Stock Performance Shares payable in Common Shares for an award of equal value which shall be deferred into the Deferred Plan Common Stock Account; provided, however, that such election shall be made at least one year prior to the vesting of the Performance-Based Restricted Stock and Stock Performance Shares and provided further that the deferred award may not be transferred to another account in the Deferred Plan.

(b)	If you are eligible to participate in the Deferred Plan on the date of election, you may elect to exchange the Cash Performance Shares or the Stock Performance Shares payable in cash for an award of equal value which shall be deferred into any of the investment vehicles provided for in the Deferred Plan, as selected by you; provided, however, that such election shall be made at least one year prior to the vesting of the Cash Performance Shares.

10.	Harmful Activity. Notwithstanding any other provisions of this Agreement, if you engage in any “harmful activity” (as defined in Section 17 of the Plan) prior to or within six months after your termination of employment with KeyCorp or a Subsidiary, then any and all shares of Performance-Based Restricted Stock and Stock Performance Shares which have vested and any cash paid upon the vesting of the Cash Performance Shares, on or after one year prior to termination of employment shall be immediately forfeited to KeyCorp and any profits realized upon your sale of any shares of Performance-Based Restricted Stock or Stock Performance Shares shall inure to and be payable to KeyCorp upon demand.

11.	No Acceleration. The provisions of Section 12 of the Plan entitled “Acceleration upon Change of Control” shall not apply to the Awarded Shares awarded pursuant to this Agreement; provided, however, that in the event of a Change of Control, the performance goals relating to the Performance-Based Restricted Stock and Cash Performance Shares (and not the Stock Performance Shares) shall be deemed to be satisfied at 100% of target and the Performance-Based Restricted Stock and the Cash Performance Shares shall vest on the earlier of: (a) February 15, 2008, or (b) the date not more than two years on or after a Change of Control upon which your employment terminates under circumstances entitling you to receive severance benefits or salary continuation benefits under KeyCorp’s Separation Pay Plan or under any employment or change of control or similar arrangement or agreement, but only if you have been in the continuous employ of KeyCorp or a Subsidiary through such date.

12.	Rights as a Shareholder - Performance-Based Restricted Stock. (a) From and after the date of grant, you shall have all of the rights of a shareholder with respect to the shares of Performance-Based Restricted Stock granted hereby, including the right to vote the shares of Performance-Based Restricted Stock and receive any dividends that may be paid thereon; provided however that any additional Common Shares or other securities that you may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company shall be subject to the same restrictions as the shares of Performance-Based Restricted Stock covered by this award.

(b)	Notwithstanding (a) above, from and after the date of grant, you shall be entitled to dividend equivalents, in cash, on the Cash Performance Shares granted hereby when and if a dividend is declared by KeyCorp’s Board of Directors.

13.	Compliance with Section 409A of the Internal Revenue Code. To the extent applicable, it is intended that this award and the Plan comply with the provisions of Section 409A of the Internal Revenue Code. This award and the Plan shall be administrated in a manner consistent with this intent, and any provision that would cause the award or the Plan to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A and may be made by KeyCorp without your consent). In particular, to the extent your right to receive payment of Cash Performance Shares becomes nonforfeitable under the terms of paragraph 11 above and the event triggering your right to payment is your termination of employment, then notwithstanding anything to the contrary in paragraph 11 above, payment will be made to you on the earlier of (a) your “separation from service” with KeyCorp (determined in accordance with Section 409A); provided, however, that in case you are a “specified employee” (within the meaning of Section 409A), your date of payment shall be 6 months after the date of your separation from service with KeyCorp or (b) your death.

14.	Condition. The award of the Awarded Shares granted hereby is conditioned upon your execution and delivery to KeyCorp of the Agreement set forth hereinafter.

15.	Amendment and Modification. The terms and conditions of this award may not be modified, amended or waived except by an instrument in writing signed by a duly authorized executive officer of KeyCorp.

, 2005
Thomas E. Helfrich
Executive Vice President

ACCEPTANCE OF GRANT AGREEMENT

     I acknowledge receipt of the above Performance-Based Restricted Stock, Stock Performance Shares and Cash Performance Shares and in consideration thereof I accept such awards subject to the terms and conditions of the Plan (including, without limitation, the harmful activity provisions thereof) and the restrictions upon me as set forth hereinafter in this Agreement.

     My agreement to the following restrictions is (i) in addition to (and not in limitation of) any other agreements, plans, policies, or practices that are applicable to me as a KeyCorp or a Subsidiary (collectively “Key”) employee, (ii) independent of any Plan provisions, and (iii) binding upon me regardless of whether I sell, transfer, otherwise dispose of, pledge, or otherwise hypothecate the Common Shares acquired under the Performance-Based Restricted Stock awarded to me.

1.	I recognize the importance of preserving the confidentiality of Non-Public Information of Key. Therefore, I acknowledge and agree that: (a) during my employment with Key, I will acquire, reproduce, and use such Non-Public Information only to the extent reasonably necessary for the proper performance of my duties; (b) during and after my employment with Key, I will not use, publish, sell, trade or otherwise disclose such Non-Public Information; and (c) upon termination of my employment with Key, I will immediately return to Key all documents, data, and things in my possession or to which I have access that involve such Non-Public Information. I agree to sign nondisclosure agreements in favor of Key and others doing business with Key with whom Key has a confidential relationship.

2.	I acknowledge and agree that the duties of my position at Key may include the development of Intellectual Property. Accordingly, any Intellectual Property which I create with any of Key’s resources or assistance, in whole or in part, during my employment with Key, and which pertains to the business of Key, is the property of Key; and I hereby agree to and do assign to Key all right, title, and interest in and to such Intellectual Property, including, without limitation, copyrights, trademarks, service marks, and patents in or to (or associated with) such Intellectual Property and agree to sign patent applications and assignments thereof, without additional compensation.

3.	Except in the proper performance of my duties for Key, I acknowledge and agree that from the date hereof through a period of one (1) year after the termination of my employment with Key for any reason, I will not, directly or indirectly, for myself or on behalf of any other person or entity, hire or solicit or entice for employment any Key employee without the written consent of Key, which consent it may grant or withhold in its discretion.

4.	(a) Except in the proper performance of my duties for Key, I acknowledge and agree that from the date hereof through a period of one (1) year after the termination of my employment with Key for any reason, I will not, directly or indirectly, for myself or on behalf of any other person or entity, call upon, solicit, or do business with (other than for a business which does not compete with any business or business activity conducted by Key) any Key customer or potential customer I interacted with, became acquainted with, or learned of through access to information while I performed services for Key during my employment with Key, without the written consent of Key, which consent it may grant or withhold in its discretion.

(b) In the event that my employment is terminated with Key as a result of a Termination Under Limited Circumstances as defined below, the restrictions in paragraph 4(a) of this Agreement shall become inapplicable to me; however, the restrictions in paragraphs 1, 2, and 3 of this Agreement shall remain in full force and effect nevertheless. I understand that a “Termination Under Limited Circumstances” shall mean the termination of my employment with Key (i) under circumstances in which I am entitled to receive severance benefits or salary continuation benefits under the terms and conditions of the KeyCorp Separation Plan in effect at the time of such termination, or (ii) under circumstances in which I am entitled to receive severance benefits, salary continuation benefits, or similar benefits under the terms and conditions of an agreement with Key, including, without limitation, a change of control agreement or employment or letter agreement, or (iii) as otherwise expressly approved by the Compensation Committee of KeyCorp in its sole discretion.

5.	In the event a court of competent jurisdiction determines that any of the restrictions contained in the above numbered paragraphs of this Agreement are excessive because of duration or scope or are otherwise unenforceable, the provisions hereof shall not be void but, with respect to such limitations held to be excessive, they shall be modified to incorporate the maximum limitations such court will permit, not exceeding the limitations contained in the acceptance of grant. In the event I engage in any activity in violation hereof, I acknowledge that such activity may cause serious damage and irreparable injury to Key, which will permit Key to terminate my employment (if applicable) and seek monetary damages, and Key shall also be entitled to injunctive, equitable, and other relief. I acknowledge and agree that the validity, interpretation, and performance of this Agreement shall be construed under the internal substantive laws of Ohio.

BY SIGNING THIS ACCEPTANCE OF GRANT AGREEMENT, I ACKNOWLEDGE THAT I HAVE HAD AMPLE OPPORTUNITY TO READ THIS AGREEMENT AND THE PLAN, MAKE A DILIGENT INQUIRY, ASK QUESTIONS, AND CONSULT WITH MY ATTORNEY IF I CHOSE TO DO SO.

«Name» – Sign Your Name

Date

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